Exhibit 8(xv-a)

AMENDMENT NO. 8
 To the
PARTICIPATION AGREEMENT
Among
PUTNAM VARIABLE TRUST
PUTNAM RETAILMANAGEMENT LIMITED PARTNERSHIP
And
LINCOLN LIFE AND ANNUITY COMPANY OF NEW YORK

THIS AMENDMENT is made and executed as of the 30th day of July, 2019 among Lincoln Life & Annuity Company of New York (the “Company”), Putnam Variable Trust (the “Trust”) and Putnam Retail Management Limited Partnership (the “Underwriter).

WHEREAS, the Company, the Trust and the Underwriter have executed a Participation Agreement dated as of April 30, 2001, as amended (the “Fund Participation Agreement”);

Wherefore, each of the parties hereto wish to amend the Fund Participation Agreement as follows:

1.	Schedule A of the Fund Participation Agreement shall be amended to add PVT Equity Income Fund Class IA and IB to each of the separate accounts.

2.	All other terms of the Fund Participation Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the first above-written date.

PUTNAM RETAIL MANAGEMENT                                                               PUTNAM VARIABLE TRUST
LIMITED PARTNERSHIP

/s/ Mark Coneeney                                                                                     /s/ Michael Higgins
Name:   Mark Coneeney                                                                            Name: Michael Higgins
Title: Head of Rel. Mgmt.                                                                            Title: Fund Treasurer

LINCOLN LIFE & ANNUITY COMPANY
OF NEW YORK

/s/ Jayson Bronchetti
Name: Jayson R. Bronchetti
Title: Senior Vice President